Exhibit 99.1

Covidien Reports Second-Quarter Results

•	Net sales up 10%; Medical Devices sales up 16%

•	Second-quarter diluted GAAP earnings per share from continuing operations were $0.92; excluding specified items, adjusted diluted earnings per share from continuing operations were $0.93, up 8%

•	Fiscal 2011 guidance updated

DUBLIN, Ireland – April 21, 2011 – Covidien plc (NYSE: COV) today reported results for the second quarter of fiscal 2011 (January – March 2011). Net sales of $2.80 billion increased 10% from the $2.55 billion reported in the second quarter a year ago. Foreign exchange rate movement added approximately two percentage points to the quarterly sales growth rate.

Second-quarter 2011 gross margin of 57.0% was unchanged from the prior-year period. On an adjusted basis, second-quarter 2011 gross margin of 57.3% was 0.3 percentage points above that of a year ago. This improvement reflected positive business mix and ongoing benefits from the Company’s restructuring program, partially offset by unfavorable foreign exchange.

Selling, general and administrative expenses for the second quarter of 2011 were higher than those of the comparable quarter of the year before, primarily reflecting expenses related to recent acquisitions and new product launches. Research and Development (R&D) expense in the second quarter increased 14% and represented 4.6% of net sales, versus 4.5% of sales in the year-ago period.

In the second quarter of 2011, the Company reported operating income of $615 million, versus $545 million in the same period the year before. Second-quarter 2011 adjusted operating income, excluding the specified items shown on the attached quarterly Non-GAAP reconciliations table, was $621 million, compared with $571 million in the previous year. Second-quarter 2011 adjusted operating income, excluding the specified items, represented 22.2% of sales, versus 22.4% a year ago.

The second-quarter 2011 effective tax rate was 19.5%, versus an effective tax rate of 20.2% in the second quarter of 2010. The second-quarter 2011 adjusted tax rate, excluding specified items, was 19.8%, versus 19.7% in the second quarter last year.

Diluted GAAP earnings per share from continuing operations were $0.92 in the second quarter of 2011, versus $0.83 per share in the comparable quarter of the prior year. Second-quarter 2011 adjusted diluted earnings per share, excluding specified items, were $0.93, versus $0.86 a year ago, an 8% increase.

For the first six months of fiscal 2011, net sales of $5.57 billion were 7% above the $5.20 billion in the previous year, with foreign exchange rate movement having no impact on the six-month sales growth rate.

The Company reported operating income of $1.16 billion in the first six months of fiscal 2011, versus $1.08 billion in the comparable period of the year before. Six-month adjusted operating income, excluding the specified items, was $1.24 billion, versus $1.15 billion in the previous year. Six-month 2011 adjusted operating income, excluding specified items, represented 22.2% of sales, versus 22.0% a year ago.

The effective tax rate was 17.9% for the first six months of fiscal 2011, versus an effective tax rate of 20.4% in the same period of 2010. Excluding the specified items, the adjusted tax rate for the first six months of 2011 was 19.1%, versus 21.0% in the first six months of 2010.

For the first six months of 2011, diluted GAAP earnings per share from continuing operations were $1.79, versus $1.63 in the year-ago period. Excluding the specified items, adjusted diluted earnings per share from continuing operations were $1.88, versus $1.69 in the comparable period last year, an 11% increase.

“Our solid second-quarter results continued the strong performance we have delivered for the last several years,” said Richard J. Meelia, Chairman, President and CEO. “Our double-digit top line gain was again fueled by our largest business segment, Medical Devices, which recorded another excellent quarter paced by energy and vascular products.

“The investments we’ve made to ramp up R&D spending continue to pay off with a steady stream of exciting new products,” Mr. Meelia said. “New entries such as the LigaSure™ 5 laparoscopic instrument and Tri-Staple™ products are generating significant advances in the marketplace, and we expect similarly positive results for the recently launched LigaSure small jaw instrument, fentanyl patch and Pipeline® Embolization Device. These and other new products will likely be key contributors to our future growth in a global marketplace that has become increasingly competitive. We also plan to drive growth this year through incremental investments in our business that are funded by our continued strong cash flow.”

BUSINESS SEGMENT RESULTS

Medical Devices sales of $1.88 billion in the second quarter were 16% above the $1.62 billion in the comparable quarter of last year, with growth paced by acquisitions, new products and increased volume. Favorable foreign exchange added approximately two percentage points to the quarterly sales growth rate. Second-quarter sales in Endomechanical were above those of the prior year, driven by a double-digit gain for stapling products. In Soft Tissue Repair, sales climbed from those of a year ago, fueled by an increase for sutures and partially offset by a decline for biosurgery. The Energy double-digit quarterly sales gain was again due to a sharp rise in sales of vessel sealing products. In the Oximetry & Monitoring product line, sales of both sensors and monitors were well above those of a year ago, aided by the Somanetics acquisition. In Airway & Ventilation, sales fell well below those of the year before, chiefly due to difficult comparisons with last year’s flu-related volume, coupled with the divestiture of the sleep therapy product line. Vascular sales more than doubled, reflecting the addition of ev3 products and, to a lesser extent, double-digit growth for compression and venous insufficiency products.

For the first six months of fiscal 2011, Medical Devices sales rose 13% to $3.75 billion from $3.31 billion in the comparable period a year ago. Favorable foreign exchange contributed approximately one percentage point to the increase.

Pharmaceuticals sales of $490 million in the second quarter were down 4% from last year’s second-quarter sales of $508 million. The decline reflected the sale of the U.S. nuclear pharmacies business in the third quarter of 2010. Second-quarter sales of Contrast Products were above those of the prior year, primarily due to continued strong growth outside the U.S. Sales of Active Pharmaceutical Ingredients advanced from the year-ago level, as higher sales of acetaminophen more than offset lower narcotics sales. In Specialty Pharmaceuticals, generic sales were up slightly, reflecting the launch of the fentanyl patch and a stabilization of generic pricing seen over the last several quarters. In branded pharmaceuticals, sales of our new EXALGO® and PENNSAID® products did not offset a significant decline for our older brands, which stemmed from competition from generics. Excluding the impact of the divestiture of the U.S. nuclear pharmacies business, sales of Radiopharmaceuticals were above those of the prior year, as higher generator sales more than countered lower sales of thallium and other products.

For the first six months of fiscal 2011, Pharmaceuticals sales decreased 6% to $960 million from $1.02 billion a year ago. The decline was primarily due to the divestiture of the U.S. nuclear pharmacies.

Medical Supplies second-quarter sales of $434 million were 3% above the $421 million reported in the comparable quarter of the previous year, principally due to higher sales of Medical Surgical and Nursing Care products. The Medical Surgical gain was attributable to a strong performance for the new Kendall™ DL disposable lead wires, while the Nursing Care increase was led by enteral feeding products.

For the first six months of fiscal 2011, sales of Medical Supplies, at $856 million, were 1% below last year’s $864 million, largely due to lower sales of SharpSafety™ products and unfavorable foreign exchange rates.

FISCAL 2011 OUTLOOK

Covidien has updated its fiscal 2011 guidance to reflect the recent weakening of the U.S. dollar against most currencies and its strong operational performance in the first half of the fiscal year. The Company now estimates that net sales in fiscal 2011 will be up 8% to 11%, including foreign exchange at current rates. This compares with prior guidance of a 6% to 9% sales increase in 2011. Net sales are now expected to be up 13% to 16% versus 2010 in the Medical Devices segment and down 3% to flat in the Pharmaceuticals segment. There is no change to the guidance for the Medical Supplies segment, flat to up 3%. Operating margin, excluding the impact of one-time items, is now expected to be in the 21.5% to 22.5% range. This compares with prior guidance of 21% to 22%. The effective tax rate, excluding one-time items, is now expected to be in the 18.5% to 19.5% range, compared with prior guidance of 18.4% or below. The Company now estimates that free cash flow (net cash provided by continuing operating activities less capital expenditures) will be $1.7 billion or higher, excluding any legacy tax payments, versus prior guidance of $1.6 billion or higher.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2010 revenue of $10.4 billion, Covidien has 41,000 employees worldwide in more than 65 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS

Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Todd Carpenter
Vice President	Director
Public Relations	Investor Relations
508-452-4372	508-452-4363
bruce.farmer@covidien.com	todd.carpenter@covidien.com

CONFERENCE CALL AND WEBCAST

The Company will hold a conference call for investors today, beginning at 8:30 a.m. ET. This call can be accessed three ways:

•	At Covidien’s website: http://investor.covidien.com

•

By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is 800-591-6923. For participants outside the U.S., the dial-in number is 617-614-4907. The access code for all callers is 50679692.

•

Through an audio replay: A replay of the conference call will be available beginning at 11:30 a.m. on April 21, 2011, and ending at 5:00 p.m. on April 28, 2011. The dial-in number for U.S. participants is 888-286-8010. For participants outside the U.S., the replay dial-in number is 617-801-6888. The replay access code for all callers is 96784566.

NON-GAAP FINANCIAL MEASURES

This press release contains financial measures, including operational growth, adjusted gross margin, adjusted operating income, adjusted earnings per share and adjusted operating margin, which are considered “non-GAAP” financial measures under applicable Securities & Exchange

Commission rules and regulations. These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The Company’s definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien’s business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

FORWARD-LOOKING STATEMENTS

Any statements contained in this communication that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on our management’s current beliefs and expectations, but are subject to a number of risks, uncertainties and changes in circumstances, which may cause actual results or Company actions to differ materially from what is expressed or implied by these statements. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, our ability to effectively introduce and market new products or keep pace with advances in technology, the reimbursement practices of a small number of large public and private insurers, cost-containment efforts of customers, purchasing groups, third-party payors and governmental organizations, intellectual property rights disputes, complex and costly regulation, including healthcare fraud and abuse regulations and the Foreign Corrupt Practices Act, manufacturing or supply chain problems or disruptions, rising commodity costs, recalls or safety alerts and negative publicity relating to Covidien or its products, product liability losses and other litigation liability, divestitures of some of our businesses or product lines, our ability to execute strategic acquisitions of, investments in or alliances with other companies and businesses, competition, risks associated with doing business outside of the United States, foreign currency exchange rates and environmental remediation costs. These and other factors are identified and described in more detail in our Annual Report on Form 10-K for the fiscal year ended September 24, 2010, and in subsequent filings with the SEC. We disclaim any obligation to update these forward-looking statements other than as required by law.

Covidien plc

Consolidated Statements of Income

Quarters Ended March 25, 2011 and March 26, 2010

(dollars in millions, except per share data)

	Quarter Ended	Percent of	Quarter Ended	Percent of
	March 25, 2011	Net Sales	March 26, 2010	Net Sales

Net sales	$2,801	100.0%	$2,551	100.0%
Cost of goods sold (1)	1,205	43.0	1,098	43.0

Gross profit	1,596	57.0	1,453	57.0

Selling, general and administrative expenses (1)	853	30.5	768	30.1
Research and development expenses	130	4.6	114	4.5
Restructuring (credits) charges, net	(2)	(0.1)	26	1.0

Operating income	615	22.0	545	21.4

Interest expense	(50)	(1.8)	(43)	(1.7)
Interest income	6	0.2	6	0.2
Other (expense) income, net	(1)	—	21	0.8

Income from continuing operations before income taxes	570	20.3	529	20.7

Income tax expense	111	4.0	107	4.2

Income from continuing operations	459	16.4	422	16.5

Loss from discontinued operations, net of income taxes	(4)	(0.1)	(9)	(0.4)

Net income	$455	16.2	$413	16.2

Basic earnings per share:
Income from continuing operations	$0.93		$0.84
Loss from discontinued operations	(0.01)		(0.02)
Net income	0.92		0.83

Diluted earnings per share:
Income from continuing operations	$0.92		$0.83
Loss from discontinued operations	(0.01)		(0.02)
Net income	0.91		0.82

Weighted-average number of shares outstanding (in millions):
Basic	494		501
Diluted	499		506
(1) Amortization expense of intangible assets is included in the following income statement captions:
Cost of goods sold	$38		$25
Selling, general and administrative expenses	12		2

	$50		$27

Covidien plc

Non-GAAP Reconciliations

Quarters Ended March 25, 2011 and March 26, 2010

(dollars in millions, except per share data)

	Quarter Ended March 25, 2011

	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$2,801	$1,596	57.0%	$615	22.0%	$570	$459	$0.92
Adjustments:
Inventory charges (1)	—	8		8		8	5	0.01
Restructuring credits, net	—	—		(2)		(2)	(2)	—

As adjusted	$2,801	$1,604	57.3	$621	22.2	$576	$462	0.93

	Quarter Ended March 26, 2010

	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$2,551	$1,453	57.0%	$545	21.4%	$529	$422	$0.83
Adjustments:
Restructuring charges (2)	—	—		26		26	18	0.04
Impact of tax sharing agreement (3)	—	—		—		(13)	(13)	(0.03)
Tax matters (4)	—	—		—		—	8	0.02

As adjusted	$2,551	$1,453	57.0	$571	22.4	$542	$435	0.86

(1)	Represents charges in cost of goods sold related to ev3 inventory that had been written up to fair value upon acquisition.
(2)	Primarily relates to our Medical Supplies and Medical Devices segments.
(3)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and TE Connectivity (formerly Tyco Electronics) included in other (expense) income, net.
(4)	Primarily consists of adjustments to legacy income tax liabilities, a portion of which are not subject to the tax sharing agreement with Tyco International and TE Connectivity.

Covidien plc

Segment and Geographical Sales

Quarters Ended March 25, 2011 and March 26, 2010

(dollars in millions)

	Quarters Ended
	March 25, 2011	March 26, 2010	Percent change	Currency impact	Operational growth (1)

Medical Devices
United States	$839	$669	25%	—%	25%
Non-U.S.	1,038	953	9	4	5

	$1,877	$1,622	16	2	14

Pharmaceuticals
United States	$326	$352	(7)%	—%	(7)%
Non-U.S.	164	156	5	1	4

	$490	$508	(4)	—	(4)

Medical Supplies
United States	$381	$369	3%	—%	3%
Non-U.S.	53	52	2	2	—

	$434	$421	3	—	3

Covidien plc
United States	$1,546	$1,390	11%	—%	11%
Non-U.S.	1,255	1,161	8	3	5

	$2,801	$2,551	10	2	8

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Select Product Line Sales

Quarters Ended March 25, 2011 and March 26, 2010

(dollars in millions)

	Quarters Ended
	March 25, 2011	March 26, 2010	Percent change	Currency impact	Operational growth (1)

Medical Devices
Endomechanical Instruments	$557	$520	7%	2%	5%
Soft Tissue Repair Products	220	213	3	1	2
Energy Devices	283	241	17	2	15
Oximetry & Monitoring Products	211	194	9	1	8
Airway & Ventilation Products	185	198	(7)	1	(8)
Vascular Products	333	164	103	3	100

Pharmaceuticals
Specialty Pharmaceuticals	$106	$105	1%	—%	1%
Active Pharmaceutical Ingredients	121	112	8	1	7
Contrast Products	154	146	5	—	5
Radiopharmaceuticals	109	145	(25)	—	(25)

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Consolidated Statements of Income

Six Months Ended March 25, 2011 and March 26, 2010

(dollars in millions, except per share data)

	Six Months Ended	Percent of	Six Months Ended	Percent of
	March 25, 2011	Net Sales	March 26, 2010	Net Sales

Net sales	$5,570	100.0%	$5,195	100.0%
Cost of goods sold (1)	2,403	43.1	2,283	43.9

Gross profit	3,167	56.9	2,912	56.1

Selling, general and administrative expenses (1)	1,714	30.8	1,588	30.6
Research and development expenses	249	4.5	212	4.1
Restructuring charges, net	51	0.9	31	0.6
Shareholder settlement income	(11)	(0.2)	—	—

Operating income	1,164	20.9	1,081	20.8

Interest expense	(102)	(1.8)	(86)	(1.7)
Interest income	11	0.2	11	0.2
Other income, net	12	0.2	28	0.5

Income from continuing operations before income taxes	1,085	19.5	1,034	19.9

Income tax expense	194	3.5	211	4.1

Income from continuing operations	891	16.0	823	15.8

(Loss) income from discontinued operations, net of income taxes	(9)	(0.2)	2	—

Net income	$882	15.8	$825	15.9

Basic earnings per share:
Income from continuing operations	$1.80		$1.64
(Loss) income from discontinued operations	(0.02)		—
Net income	1.78		1.65

Diluted earnings per share:
Income from continuing operations	$1.79		$1.63
(Loss) income from discontinued operations	(0.02)		—
Net income	1.77		1.63

Weighted-average number of shares outstanding (in millions):
Basic	495		500
Diluted	498		505
(1) Amortization expense of intangible assets is included in the following income statement captions:
Cost of goods sold	$75		$48
Selling, general and administrative expenses	24		6

	$99		$54

Covidien plc

Non-GAAP Reconciliations

Six Months Ended March 25, 2011 and March 26, 2010

(dollars in millions, except per share data)

	Six Months Ended March 25, 2011

	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$5,570	$3,167	56.9%	$1,164	20.9%	$1,085	$891	$1.79
Adjustments:
Inventory charges (1)	—	32		32		32	20	0.04
Restructuring charges, net (2)	—	—		51		51	36	0.07
Shareholder settlement income (3)	—	—		(11)		(11)	(11)	(0.02)

As adjusted	$5,570	$3,199	57.4	$1,236	22.2	$1,157	$936	1.88

	Six Months Ended March 26, 2010

	Sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations	Diluted earnings per share from continuing operations

GAAP	$5,195	$2,912	56.1%	$1,081	20.8%	$1,034	$823	$1.63
Adjustments:
Legal charge (4)	—	—		33		33	20	0.04
Restructuring charges (2)	—	—		31		31	21	0.04
Impact of tax sharing agreement (5)	—	—		—		(16)	(16)	(0.03)
Tax matters (6)	—	—		—		—	7	0.01

As adjusted	$5,195	$2,912	56.1	$1,145	22.0	$1,082	$855	1.69

(1)	Represents charges in cost of goods sold related to ev3 inventory that had been written up to fair value upon acquisition.
(2)	Primarily relates to our Medical Devices and Medical Supplies segments.
(3)	Represents income related to the reversal of our portion of the remaining reserves for shareholder settlements, which have all been resolved.
(4)	Represents a legal charge related to an anti-trust case, which is included in selling, general and administrative expenses.
(5)	Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and TE Connectivity (formerly Tyco Electronics) included in other income, net.
(6)	Primarily consists of adjustments to legacy income tax liabilities, a portion of which are not subject to the tax sharing agreement with Tyco International and TE Connectivity.

Covidien plc

Segment and Geographical Sales

Six Months Ended March 25, 2011 and March 26, 2010

(dollars in millions)

	Six Months Ended
	March 25, 2011	March 26, 2010	Percent change	Currency impact	Operational growth (1)

Medical Devices
United States	$1,688	$1,350	25%	—%	25%
Non-U.S.	2,066	1,962	5	1	4

	$3,754	$3,312	13	1	12

Pharmaceuticals
United States	$634	$705	(10)%	—%	(10)%
Non-U.S.	326	314	4	—	4

	$960	$1,019	(6)	—	(6)

Medical Supplies
United States	$751	$754	—%	—%	—%
Non-U.S.	105	110	(5)	(4)	(1)

	$856	$864	(1)	(1)	—

Covidien plc
United States	$3,073	$2,809	9%	—%	9%
Non-U.S.	2,497	2,386	5	1	4

	$5,570	$5,195	7	—	7

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc

Select Product Line Sales

Six Months Ended March 25, 2011 and March 26, 2010

(dollars in millions)

	Six Months Ended
	March 25, 2011	March 26, 2010	Percent change	Currency impact	Operational growth (1)

Medical Devices
Endomechanical Instruments	$1,125	$1,071	5%	—%	5%
Soft Tissue Repair Products	441	432	2	—	2
Energy Devices	553	481	15	1	14
Oximetry & Monitoring Products	416	374	11	—	11
Airway & Ventilation Products	371	407	(9)	—	(9)
Vascular Products	665	346	92	1	91

Pharmaceuticals
Specialty Pharmaceuticals	$237	$246	(4)%	—%	(4)%
Active Pharmaceutical Ingredients	205	199	3	—	3
Contrast Products	297	287	3	—	3
Radiopharmaceuticals	221	287	(23)	(1)	(22)

(1)

Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.